Exhibit 99.1

400 Oser Ave Hauppauge, NY 11788	Contact: John Sharkey 631-231-0333

FOR IMMEDIATE RELEASE

TSR, Inc. Receives Delisting Notice From NASDAQ

HAUPPAUGE, NEW YORK, SEPTEMBER 17, 2009... TSR, INC., (NASDAQ:TSRI) a provider of computer programming consulting services, announced today that it received notice from The NASDAQ Stock Market stating that for 30 consecutive business days the Company’s common stock had not maintained a minimum market value of publicly held shares (“MVPHS”) of $5,000,000 as required for continued inclusion on the Nasdaq Global Market. The notice has no effect on the listing of the Company’s securities at this time.

In accordance with NASDAQ listing rules, the Company has 90 calendar days, or until December 14, 2009, to regain compliance. The notice states that if, at any time before December 14, 2009, the MVPHS of the Company’s common stock is $5,000,000 for a minimum of 10 consecutive trading days, NASDAQ staff will provide written notification that the Company has achieved compliance with the MVPHS requirement. No assurance can be given that the Company will regain compliance during that period.

If the Company does not regain compliance with the minimum MVPHS by December 14, 2009, the NASDAQ staff will provide the Company with written notification that its securities will be delisted. At that time, the Company may appeal the delisting determination to a Listings Qualifications Panel. The Notice states that if the Company applies to transfer its securities to the Nasdaq Capital Market prior to December 14, 2009, the delisting proceedings will be stayed pending the NASDAQ Staff’s review of that application.

TSR has not determined what action, if any, it will take in response to this notice.